Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post Effective Amendment No. 3 to Form S-3) and related Prospectus of First United Corporation and to the incorporation by reference therein of our report dated March 9, 2006, with respect to the consolidated statements of income, shareholders’ equity, and cash flows of First United Corporation for the year ended December 31, 2005, included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission:

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
December 17, 2008